CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Shareholder Services
- Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" included in the Statement of Additional Information and to the use of our report on AllianceBernstein Municipal Income Fund, Inc. (comprising, respectively, the National, Insured National, New York, California, and Insured California Portfolios) dated December 21, 2007, which is incorporated by reference in this Post Effective Amendment No. 39 to the Registration Statement (Form N-1A Nos. 033-07812 and 811-04791) of AllianceBernstein Municipal Income Fund, Inc.


ERNST & YOUNG LLP

New York, New York
August 4, 2008